Exhibit 99.1

MFA

FINANCIAL, INC.

One Vanderbilt Ave.

New York, New York 10017

PRESS RELEASE	FOR IMMEDIATE RELEASE

February 22, 2024	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	H/Advisors Abernathy
Tom Johnson
212-371-5999

MFA Financial, Inc. Announces Fourth Quarter and Full Year 2023 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today provided its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Results:

•	MFA generated GAAP net income for the fourth quarter of $81.5 million, or $0.80 per basic and $0.76 per diluted common share. Distributable earnings, a non-GAAP financial measure, were $49.7 million, or $0.49 per common share.

•	GAAP book value at December 31, 2023 was $13.98 per common share. Economic book value, a non-GAAP financial measure, was $14.57 per common share.

•	Total economic return was 7.8% for the fourth quarter.

•	MFA closed the year with unrestricted cash of $318.0 million.

•	MFA paid a regular cash dividend of $0.35 per common share on January 31, 2024.

Full Year 2023 Highlights:

•	MFA delivered a total stockholder return of 30.7% for 2023.

•	GAAP net income was $47.3 million, or $0.46 per basic and diluted common share, up from $(264.5 million), or $(2.57) per common share, in 2022.

•	Distributable earnings were $1.59 per common share in 2023, down from $1.85 per common share in 2022.

•	MFA paid quarterly dividends of $0.35 per common share throughout 2023, totaling $1.40 per common share.

•	Total economic return was 2.7% for 2023.

•	Asset yield averaged 6.16% in 2023, up from 5.20% in 2022.

•	Net interest spread averaged 2.05% in 2023, up from 1.74% in 2022.

•	Loan acquisitions were $3.0 billion, including $2.1 billion of funded originations of business purpose loans (including draws on Transitional loans) and $0.9 billion of Non-QM loan acquisitions.

•	MFA added $456.7 million of Agency MBS throughout 2023.

•	MFA completed eight securitizations in 2023 collateralized by $2.2 billion unpaid principal balance (UPB) of loans, including $1.4 billion UPB of Non-QM loans, $418.6 million UPB of SFR loans and $376.1 million UPB of Transitional loans.

•	Interest income totaled $605.6 million, up from $482.4 million in 2022.

•	Lima One generated $43.4 million of origination, servicing and other fee income.

“In another historically volatile year, MFA stockholders earned a total return of 30.7% in 2023,” said Craig Knutson, MFA’s CEO and President. “In addition, MFA produced a total economic return of 2.7% while generating $1.59 per share of Distributable earnings. These results are a testament to our focused approach to risk management and to the success of our strategic initiatives.”

Commenting on the quarter, Mr. Knutson stated: “We are pleased to report strong earnings to conclude 2023. Although interest rates and credit spreads remained turbulent during the fourth quarter, we continued to add high-yielding assets to our balance sheet while keeping our funding costs relatively stable. Our total economic return was 7.8% and we once again generated Distributable earnings in excess of our dividend.”

Mr. Knutson continued: “We acquired or originated more than $850 million of residential mortgage loans during the quarter with an average coupon of 10%. This includes nearly $600 million in new business purpose loans originated by our wholly-owned subsidiary Lima One, which exceeded $2 billion in originations in 2023 for the second consecutive year. We also added to our Agency MBS position when spreads were historically wide in October.”

“Our net interest spread and net interest margin both remained healthy at 2.13% and 2.96%, respectively. While delinquencies in our Purchased Performing Loan portfolios rose modestly, they remain low and we believe are mitigated by proactive asset management. We completed two securitizations during the fourth quarter totaling over $450 million, bringing total issuance in 2023 to $1.8 billion, and we issued an additional securitization earlier this month. We also continued to benefit from our $3.3 billion interest rate swap position, which generated a net positive carry of $31 million during the quarter.”

“We repurchased $10 million of our convertible notes during the fourth quarter and another $40 million so far in 2024, reducing the outstanding balance to less than $170 million. Finally, last month we issued $115 million of five-year 8.875% senior unsecured notes due in February 2029.”

Q4 2023 Portfolio Activity

•	Loan acquisitions were $860.4 million, including $572.9 million of funded originations of business purpose loans (including draws on Transitional loans) and $287.5 million of Non-QM loan acquisitions, bringing MFA’s residential whole loan balance to $9.0 billion.

•	Lima One funded $417.0 million of new business purpose loans with a maximum loan amount of $594.0 million. Further, $155.9 million of draws were funded on previously originated Transitional loans. Lima One generated $10.8 million of origination, servicing, and other fee income.

•	MFA added $22.3 million of Agency MBS during the quarter, bringing its total Securities portfolio to $746.1 million.

•	Asset dispositions included $78.5 million of Non-QM loans and $18.2 million of MSR-related securities.

•	MFA continued to reduce its REO portfolio, selling 71 properties in the fourth quarter for aggregate proceeds of $22.6 million and generating $2.2 million of gains.

•	60+ day delinquencies (measured as a percentage of UPB) for Purchased Performing Loans increased to 3.8% from 3.1% in the third quarter. Combined Purchased Credit Deteriorated and Purchased Non-Performing 60+ day delinquencies declined to 24.5% from 25.9% in the third quarter.

•	MFA completed two loan securitizations during the quarter, collateralized by $520.1 million UPB of loans, including $294.6 million of Non-QM loans and $225.5 million of Transitional loans, bringing its securitized debt to approximately $4.8 billion.

•	MFA maintained its position in interest rate swaps at a notional amount of approximately $3.3 billion. At December 31, 2023, these swaps had a weighted average fixed pay interest rate of 1.85% and a weighted average variable receive interest rate of 5.38%.

•	MFA estimates the net effective duration of its investment portfolio at December 31, 2023 declined to 0.91 from 1.05 at September 30, 2023.

•	MFA’s Debt/Net Equity Ratio was 4.5x and recourse leverage was 1.7x at December 31, 2023.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, February 22, 2024, at 11:00 a.m. (Eastern Time) to discuss its fourth quarter 2023 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

About MFA Financial, Inc.

MFA Financial, Inc. (NYSE: MFA) is a leading specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities and other real estate assets. Through its wholly-owned subsidiary, Lima One Capital, MFA also originates and services business purpose loans for real estate investors. MFA has distributed $4.7 billion in dividends to stockholders since its initial public offering in 1998. MFA is an internally-managed, publicly-traded real estate investment trust.

The following table presents MFA’s asset allocation as of December 31, 2023, and the fourth quarter 2023 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1 - Asset Allocation

At December 31, 2023	Purchased Performing Loans (1)	Purchased Credit Deteriorated Loans (2)	Purchased Non- Performing Loans	Securities, at fair value	Real Estate Owned	Other, net (3)	Total
(Dollars in Millions)
Fair Value/Carrying Value	$7,918	$418	$705	$746	$110	$644	$10,541
Receivable/(Payable) for Unsettled Transactions	(104)	—	—	—	—	—	(104)
Financing Agreements with Non-mark-to-market Collateral Provisions	(1,217)	—	—	—	—	—	(1,217)
Financing Agreements with Mark-to-market Collateral Provisions	(1,348)	(144)	(220)	(623)	(25)	—	(2,360)
Securitized Debt	(4,234)	(234)	(272)	—	(11)	—	(4,751)
Convertible Senior Notes	—	—	—	—	—	(209)	(209)
Net Equity Allocated	$1,015	$40	$213	$123	$74	$435	$1,900
Debt/Net Equity Ratio (4)	6.7	x	9.5	x	2.3	x	5.1	x	0.5	x	4.5	x

For the Quarter Ended December 31, 2023
Yield on Average Interest Earning Assets (5)	6.22%	6.49%	9.65%	7.20%	N/A	6.46%
Less Average Cost of Funds (6)	(4.43)	(2.68)	(3.63)	(3.75)	(6.03)	(4.33)
Net Interest Rate Spread	1.79%	3.81%	6.02%	3.45%	(6.03)%	2.13%

(1)	Includes $3.7 billion of Non-QM loans, $2.4 billion of Transitional loans, $1.6 billion of Single-family rental loans, $68.9 million of Seasoned performing loans, and $55.8 million of Agency eligible investor loans. At December 31, 2023, the total fair value of these loans is estimated to be $7.9 billion.

(2)	At December 31, 2023, the total fair value of these loans is estimated to be $438.7 million.

(3)	Includes $318.0 million of cash and cash equivalents, $170.2 million of restricted cash, and $19.8 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.

(4)	Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements as a multiple of net equity allocated.

(5)	Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset. At December 31, 2023, the amortized cost of our Securities, at fair value, was $722.3 million. In addition, the yield for residential whole loans was 6.46%, net of one basis point of servicing fee expense incurred during the quarter. For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.

(6)	Average cost of funds includes interest on financing agreements, Convertible Senior Notes and securitized debt. Cost of funding also includes the impact of the net carry (the difference between swap interest income received and swap interest expense paid) on our interest rate swap agreements (or Swaps). While we have not elected hedge accounting treatment for Swaps and accordingly net carry is not presented in interest expense in our consolidated statement of operations, we believe it is appropriate to allocate net carry to the cost of funding to reflect the economic impact of our Swaps on the funding costs shown in the table above. For the quarter ended December 31, 2023, this decreased the overall funding cost by 140 basis points for our overall portfolio, 140 basis points for our Residential whole loans, 142 basis points for our Purchased Performing Loans, 143 basis points for our Purchased Credit Deteriorated Loans, 102 basis points for our Purchased Non-Performing Loans and 206 basis points for our Securities, at fair value.

The following table presents the activity for our residential mortgage asset portfolio for the three months ended December 31, 2023:

Table 2 - Investment Portfolio Activity Q4 2023

(In Millions)	September 30, 2023	Runoff (1)	Acquisitions (2)	Other (3)	December 31, 2023	Change
Residential whole loans and REO	$8,537	$(400)	$860	$154	$9,151	$614
Securities, at fair value	724	(8)	22	8	746	22
Totals	$9,261	$(408)	$882	$162	$9,897	$636

(1)	Primarily includes principal repayments and sales of REO.

(2)	Includes draws on previously originated Transitional loans.

(3)	Primarily includes sales, changes in fair value and changes in the allowance for credit losses.

The following tables present information on our investments in residential whole loans.

Table 3 - Portfolio composition

	Held at Carrying Value		Held at Fair Value		Total
(Dollars in Thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Purchased Performing Loans:
Non-QM loans	$843,884	$987,282	$2,961,693	$2,372,548	$3,805,577	$3,359,830
Transitional loans (1)	35,467	75,188	2,326,029	1,342,032	2,361,496	1,417,220
Single-family rental loans	172,213	210,833	1,462,583	1,165,741	1,634,796	1,376,574
Seasoned performing loans	68,945	82,932	—	—	68,945	82,932
Agency eligible investor loans	—	—	55,779	51,094	55,779	51,094
Total Purchased Performing Loans	$1,120,509	$1,356,235	$6,806,084	$4,931,415	$7,926,593	$6,287,650

Purchased Credit Deteriorated Loans	$429,726	$470,294	$—	$—	$429,726	$470,294

Allowance for Credit Losses	$(20,451)	$(35,314)	$—	$—	$(20,451)	$(35,314)

Purchased Non-Performing Loans	$—	$—	$705,424	$796,109	$705,424	$796,109

Total Residential Whole Loans	$1,529,784	$1,791,215	$7,511,508	$5,727,524	$9,041,292	$7,518,739

Number of loans	6,326	7,126	19,075	16,717	25,401	23,843

(1)	As of December 31, 2023 includes $1.2 billion of loans collateralized by one-to-four family residential properties, including $471.1 million of loans collateralized by new construction projects at origination, and $1.2 billion of loans collateralized by multi-family properties. As of December 31, 2022 includes $784.9 million of loans collateralized by one-to-four family residential properties and $632.3 million of loans collateralized by multi-family properties.

Table 4 - Yields and average balances

	For the Three-Month Period Ended
	December 31, 2023			September 30, 2023			December 31, 2022
(Dollars in Thousands)	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield	Interest	Average Balance	Average Yield
Purchased Performing Loans:
Non-QM loans	$51,997	$4,111,425	5.06%	$51,724	$4,053,924	5.10%	$41,621	$3,767,900	4.42%
Transitional loans	48,358	2,249,974	8.60%	40,223	1,927,533	8.35%	26,134	1,335,471	7.83%
Single-family rental loans	25,598	1,702,940	6.01%	24,087	1,639,626	5.88%	20,237	1,483,529	5.46%
Seasoned performing loans	1,191	71,207	6.69%	1,095	74,345	5.89%	1,283	84,876	6.05%
Agency eligible investor loans	512	69,436	2.95%	486	71,306	2.73%	7,631	1,021,007	2.99%
Total Purchased Performing Loans	127,656	8,204,982	6.22%	117,615	7,766,734	6.06%	96,906	7,692,783	5.04%

Purchased Credit Deteriorated Loans	7,051	434,650	6.49%	7,371	444,568	6.63%	7,830	474,971	6.59%

Purchased Non-Performing Loans	15,080	624,910	9.65%	15,552	648,959	9.59%	20,252	726,303	11.15%

Total Residential Whole Loans	$149,787	$9,264,542	6.47%	$140,538	$8,860,261	6.34%	$124,988	$8,894,057	5.62%

Table 5 - Net Interest Spread

	For the Three-Month Period Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Purchased Performing Loans
Net Yield (1)	6.22%	6.06%	5.04%
Cost of Funding (2)	4.43%	4.23%	3.70%
Net Interest Spread	1.79%	1.83%	1.34%

Purchased Credit Deteriorated Loans
Net Yield (1)	6.49%	6.63%	6.59%
Cost of Funding (2)	2.68%	2.43%	2.13%
Net Interest Spread	3.81%	4.20%	4.46%

Purchased Non-Performing Loans
Net Yield (1)	9.65%	9.59%	11.15%
Cost of Funding (2)	3.63%	3.65%	3.01%
Net Interest Spread	6.02%	5.94%	8.14%

Total Residential Whole Loans
Net Yield (1)	6.47%	6.34%	5.62%
Cost of Funding (2)	4.29%	4.10%	3.56%
Net Interest Spread	2.18%	2.24%	2.06%

(1)	Reflects annualized interest income on Residential whole loans divided by average amortized cost of Residential whole loans. Excludes servicing costs.

(2)	Reflects annualized interest expense divided by average balance of agreements with mark-to-market collateral provisions (repurchase agreements), agreements with non-mark-to-market collateral provisions, and securitized debt. Cost of funding shown in the table above includes the impact of the net carry (the difference between swap interest income received and swap interest expense paid) on our Swaps. While we have not elected hedge accounting treatment for Swaps, and, accordingly, net carry is not presented in interest expense in our consolidated statement of operations, we believe it is appropriate to allocate net carry to the cost of funding to reflect the economic impact of our Swaps on the funding costs shown in the table above. For the quarter ended December 31, 2023, this decreased the overall funding cost by 140 basis points for our Residential whole loans, 142 basis points for our Purchased Performing Loans, 143 basis points for our Purchased Credit Deteriorated Loans, and 102 basis points for our Purchased Non-Performing Loans. For the quarter ended September 30, 2023, this decreased the overall funding cost by 143 basis points for our Residential whole loans, 146 basis points for our Purchased Performing Loans, 161 basis points for our Purchased Credit Deteriorated Loans, and 89 basis points for our Purchased Non-Performing Loans. For the quarter ended December 31, 2022, this decreased the overall funding cost by 89 basis points for our Residential whole loans, 87 basis points for our Purchased Performing Loans, 141 basis points for our Purchased Credit Deteriorated Loans, and 76 basis points for our Purchased Non-Performing Loans.

Table 6 - Credit related metrics/Residential Whole Loans

December 31, 2023

	Fair	Unpaid	Weighted	Weighted Average	Weighted	Weighted
	Value /	Principal	Average	Term to	Average	Average	Aging by UPB					60+
(Dollars	Carrying	Balance	Coupon	Maturity	LTV	Original		Past Due Days			60+	LTV
In Thousands)	Value	(“UPB”)	(2)	(Months)	Ratio (3)	FICO (4)	Current	30-59	60-89	90+	DQ %	(3)
Purchased Performing Loans:
Non-QM loans (5)	$3,700,052	$3,934,798	5.78%	344	65%	735	$3,732,327	$98,017	$29,587	$74,867	2.7%	63.9%
Transitional loans (1)	2,358,909	2,368,121	9.22	10	64	747	2,187,161	61,024	26,618	93,318	5.1	65.1
Single-family rental loans	1,630,442	1,729,923	6.30	320	70	738	1,636,810	12,543	12,314	68,256	4.7	109.1
Seasoned performing loans	68,924	75,715	4.58	143	28	725	72,126	1,045	235	2,309	3.4	33.6
Agency eligible investor loans	55,779	66,830	3.44	332	66	758	65,094	1,508	—	228	0.3	73.4
Total Purchased Performing Loans	$7,814,106	$8,175,387	6.86%	240							3.8%

Purchased Credit Deteriorated Loans	$418,109	$506,828	4.83%	267	59%	N/A	$379,970	$44,731	$12,814	$69,313	16.2%	64.3%

Purchased Non-Performing Loans	$705,424	$772,737	5.21%	270	62%	N/A	$444,491	$96,464	$31,560	$200,222	30.0%	70.7%

Residential whole loans, total or weighted average	$8,937,639	$9,454,952	6.04%	234							6.6%

(1)	As of December 31, 2023 Transitional loans includes $1.2 billion of loans collateralized by multi-family properties with a weighted average term to maturity of 14 months and a weighted average LTV ratio of 63%. As of December 31, 2022, Transitional loans includes $632.3 million of loans collateralized by multi-family properties with a weighted average term to maturity of 18 months and a weighted average LTV ratio of 64%.

(2)	Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.

(3)	LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Transitional loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Transitional loans, totaling $551.3 million at December 31, 2023, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 68% at December 31, 2023. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful. 60+ LTV has been calculated on a consistent basis.

(4)	Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

(5)	Excluded from the table above are approximately $103.7 million of Residential whole loans, at fair value for which the closing of the purchase transaction had not occurred as of December 31, 2023.

Table 7 - Shock Table

The information presented in the following “Shock Table” projects the potential impact of sudden parallel changes in interest rates on the value of our portfolio, including the impact of Swaps and securitized debt, based on the assets in our investment portfolio at December 31, 2023. Changes in portfolio value are measured as the percentage change when comparing the projected portfolio value to the base interest rate scenario at December 31, 2023.

Change in Interest Rates	Percentage Change in Portfolio Value	Percentage Change in Total Stockholders’ Equity
+100 Basis Point Increase	(1.17)%	(6.53)%
+ 50 Basis Point Increase	(0.52)%	(2.92)%
Actual at December 31, 2023	—%	—%
- 50 Basis Point Decrease	0.40%	2.23%
-100 Basis Point Decrease	0.68%	3.76%

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	December 31, 2023	December 31, 2022
	(unaudited)
Assets:
Residential whole loans, net ($7,511,508 and $5,727,524 held at fair value, respectively) (1)	$9,041,292	$7,518,739
Securities, at fair value	746,090	333,364
Cash and cash equivalents	318,000	334,183
Restricted cash	170,211	159,898
Other assets	497,097	766,221
Total Assets	$10,772,690	$9,112,405

Liabilities:
Financing agreements ($4,633,660 and $3,898,744 held at fair value, respectively)	$8,536,745	$6,812,086
Other liabilities	336,030	311,470
Total Liabilities	$8,872,775	$7,123,556

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 101,916 and 101,802 shares issued and outstanding, respectively	1,019	1,018
Additional paid-in capital, in excess of par	3,698,767	3,684,291
Accumulated deficit	(1,817,759)	(1,717,991)
Accumulated other comprehensive income	17,698	21,341
Total Stockholders’ Equity	$1,899,915	$1,988,849
Total Liabilities and Stockholders’ Equity	$10,772,690	$9,112,405

(1)	Includes approximately $5.7 billion and $4.0 billion of Residential whole loans transferred to consolidated variable interest entities (“VIEs”) at December 31, 2023 and December 31, 2022, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Thousands, Except Per Share Amounts)	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Residential whole loans	$149,787	$124,988	$537,883	$441,223
Securities, at fair value	13,175	12,740	42,376	28,921
Other interest-earning assets	1,467	2,366	9,027	7,437
Cash and cash equivalent investments	5,448	2,783	16,311	4,838
Interest Income	$169,877	$142,877	$605,597	$482,419

Interest Expense:
Asset-backed and other collateralized financing arrangements	$119,665	$83,277	$413,517	$243,083
Other interest expense	3,748	3,949	15,601	15,760
Interest Expense	$123,413	$87,226	$429,118	$258,843

Net Interest Income	$46,464	$55,651	$176,479	$223,576

Reversal of Provision for Credit Losses on Residential Whole Loans	$7,876	$1,540	$8,853	$2,646
Provision for Credit Losses on Other Assets	—	—	—	(28,579)
Net Interest Income after Provision for Credit Losses	$54,340	$57,191	$185,332	$197,643

Other Income/(Loss), net:
Net gain/(loss) on residential whole loans measured at fair value through earnings	$224,273	$(68,828)	$89,850	$(866,762)
Impairment and other net gain/(loss) on securities and other portfolio investments	22,024	(8,909)	6,225	(25,067)
Net gain on real estate owned	888	5,602	9,392	25,379
Net gain/(loss) on derivatives used for risk management purposes	(70,342)	1,458	3,761	255,179
Net gain/(loss) on securitized debt measured at fair value through earnings	(111,689)	43,091	(99,589)	290,639
Lima One - origination, servicing and other fee income	10,822	9,206	43,384	46,745
Net realized loss on residential whole loans held at carrying value	(1,240)	—	(1,240)	—
Other, net	1,407	1,866	11,331	8,623
Other Income/(Loss), net	$76,143	$(16,514)	$63,114	$(265,264)

Operating and Other Expense:
Compensation and benefits	$19,347	$17,049	$85,799	$76,728
Other general and administrative expense	12,580	7,717	44,147	35,138
Loan servicing, financing and other related costs	8,010	7,901	34,136	42,894
Amortization of intangible assets	800	1,300	4,200	9,200
Operating and Other Expense	$40,737	$33,967	$168,282	$163,960

Net Income/(Loss)	$89,746	$6,710	$80,164	$(231,581)
Less Preferred Stock Dividend Requirement	$8,219	$8,219	$32,875	$32,875
Net Income/(Loss) Available to Common Stock and Participating Securities	$81,527	$(1,509)	$47,289	$(264,456)

Basic Earnings/(Loss) per Common Share	$0.80	$(0.02)	$0.46	$(2.57)
Diluted Earnings/(Loss) per Common Share	$0.76	$(0.02)	$0.46	$(2.57)

Segment Reporting

At December 31, 2023, the Company’s reportable segments include (i) mortgage-related assets and (ii) Lima One. The Corporate column in the table below primarily consists of corporate cash and related interest income, investments in loan originators and related economics, general and administrative expenses not directly attributable to Lima One, interest expense on unsecured convertible senior notes, securitization issuance costs, and preferred stock dividends.

The following tables summarize segment financial information, which in total reconciles to the same data for the Company as a whole:

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended December 31, 2023
Interest Income	$94,495	$71,896	$3,486	$169,877
Interest Expense	68,655	51,009	3,749	123,413
Net Interest Income/(Expense)	$25,840	$20,887	$(263)	$46,464
Reversal of Provision for Credit Losses on Residential Whole Loans	7,876	—	—	7,876
Net Interest Income/(Expense) after Provision for Credit Losses	$33,716	$20,887	$(263)	$54,340

Net gain on residential whole loans measured at fair value through earnings	$170,936	$53,337	$—	$224,273
Impairment and other net gain/(loss) on securities and other portfolio investments	22,279	—	(255)	22,024
Net gain on real estate owned	795	93	—	888
Net loss on derivatives used for risk management purposes	(53,291)	(17,051)	—	(70,342)
Net loss on securitized debt measured at fair value through earnings	(76,381)	(35,308)	—	(111,689)
Lima One - origination, servicing and other fee income	—	10,822	—	10,822
Net realized loss on residential whole loans held at carrying value	(1,240)	—	—	(1,240)
Other, net	1,424	153	(170)	1,407
Total Other Income/(Loss), net	$64,522	$12,046	$(425)	$76,143

Compensation and benefits	$—	$11,875	$7,472	$19,347
General and administrative expenses	214	5,680	6,686	12,580
Loan servicing, financing, and other related costs	4,953	467	2,590	8,010
Amortization of intangible assets	—	800	—	800
Net Income/(Loss)	$93,071	$14,111	$(17,436)	$89,746

Less Preferred Stock Dividend Requirement	$—	$—	$8,219	$8,219
Net Income/(Loss) Available to Common Stock and Participating Securities	$93,071	$14,111	$(25,655)	$81,527

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
December 31, 2023
Total Assets	$6,370,237	$4,000,932	$401,521	$10,772,690

December 31, 2022
Total Assets	$6,065,557	$2,618,695	$428,153	$9,112,405

Reconciliation of GAAP Net Income to non-GAAP Distributable Earnings

“Distributable earnings” is a non-GAAP financial measure of our operating performance, within the meaning of Regulation G and Item 10(e) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Distributable earnings is determined by adjusting GAAP net income/(loss) by removing certain unrealized gains and losses, primarily on residential mortgage investments, associated debt, and hedges that are, in each case, accounted for at fair value through earnings, certain realized gains and losses, as well as certain non-cash expenses and securitization-related transaction costs. The transaction costs are primarily comprised of costs only incurred at the time of execution of our securitizations and include costs such as underwriting fees, legal fees, diligence fees, bank fees and other similar transaction related expenses. These costs are all incurred prior to or at the execution of our securitizations and do not recur. Recurring expenses, such as servicing fees, custodial fees, trustee fees and other similar ongoing fees are not excluded from distributable earnings. Management believes that the adjustments made to GAAP earnings result in the removal of (i) income or expenses that are not reflective of the longer term performance of our investment portfolio, (ii) certain non-cash expenses, and (iii) expense items required to be recognized solely due to the election of the fair value option on certain related residential mortgage assets and associated liabilities. Distributable earnings is one of the factors that our Board of Directors considers when evaluating distributions to our shareholders. Accordingly, we believe that the adjustments to compute Distributable earnings specified below provide investors and analysts with additional information to evaluate our financial results.

Distributable earnings should be used in conjunction with results presented in accordance with GAAP. Distributable earnings does not represent and should not be considered as a substitute for net income or cash flows from operating activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP net income/(loss) used in the calculation of basic EPS to our non-GAAP Distributable earnings for the quarterly periods below:

	Quarter Ended
(In Thousands, Except Per Share Amounts)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
GAAP Net income/(loss) used in the calculation of basic EPS	$81,527	$(64,657)	$(34,146)	$64,565	$(1,647)

Adjustments:
Unrealized and realized gains and losses on:
Residential whole loans held at fair value	(224,272)	132,894	130,703	(129,174)	68,828
Securities held at fair value	(21,371)	13,439	3,698	(2,931)	383
Residential whole loans and securities at carrying value	332	—	—	—	—
Interest rate swaps	97,400	(9,433)	(37,018)	40,747	12,725
Securitized debt held at fair value	108,693	(40,229)	(30,908)	48,846	(44,988)
Investments in loan origination partners	254	722	872	—	8,526
Expense items:
Amortization of intangible assets	800	800	1,300	1,300	1,300
Equity based compensation	3,635	4,447	3,932	3,020	2,480
Securitization-related transaction costs	2,702	3,217	2,071	4,602	1,744
Total adjustments	(31,827)	105,857	74,650	(33,590)	50,998
Distributable earnings	$49,700	$41,200	$40,504	$30,975	$49,351

GAAP earnings/(loss) per basic common share	$0.80	$(0.64)	$(0.34)	$0.63	$(0.02)
Distributable earnings per basic common share	$0.49	$0.40	$0.40	$0.30	$0.48
Weighted average common shares for basic earnings per share	102,266	102,255	102,186	102,155	101,800

The following table presents our non-GAAP Distributable earnings by segment for the quarterly periods below:

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended December 31, 2023
GAAP Net income/(loss) used in the calculation of basic EPS	$93,071	$14,111	$(25,655)	$81,527

Adjustments:
Unrealized and realized gains and losses on:
Residential whole loans held at fair value	(170,935)	(53,337)	—	(224,272)
Securities held at fair value	(21,371)	—	—	(21,371)
Residential whole loans and securities at carrying value	332	—	—	332
Interest rate swaps	72,741	24,659	—	97,400
Securitized debt held at fair value	73,779	34,914	—	108,693
Investments in loan origination partners	—	—	254	254
Expense items:
Amortization of intangible assets	—	800	—	800
Equity based compensation	—	132	3,503	3,635
Securitization-related transaction costs	145	—	2,557	2,702
Total adjustments	$(45,309)	$7,168	$6,314	$(31,827)
Distributable earnings	$47,762	$21,279	$(19,341)	$49,700

(Dollars in Thousands)	Mortgage- Related Assets	Lima One	Corporate	Total
Three months ended September 30, 2023
GAAP Net income/(loss) used in the calculation of basic EPS	$(33,411)	$(993)	$(30,253)	$(64,657)

Adjustments:
Unrealized and realized gains and losses on:
Residential whole loans held at fair value	99,500	33,394	—	132,894
Securities held at fair value	13,439	—	—	13,439
Interest rate swaps	(7,098)	(2,335)	—	(9,433)
Securitized debt held at fair value	(28,572)	(11,657)	—	(40,229)
Investments in loan origination partners	—	—	722	722
Expense items:
Amortization of intangible assets	—	800	—	800
Equity based compensation	—	131	4,316	4,447
Securitization-related transaction costs	—	—	3,217	3,217
Total adjustments	$77,269	$20,333	$8,255	$105,857
Distributable earnings	$43,858	$19,340	$(21,998)	$41,200

Reconciliation of GAAP Book Value per Common Share to non-GAAP Economic Book Value per Common Share

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans and securitized debt held at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these financial instruments. These adjustments are also reflected in the table below in our end of period stockholders’ equity. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our investment activities, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share as of the quarterly periods below:

	Quarter Ended:
(In Millions, Except Per Share Amounts)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
GAAP Total Stockholders’ Equity	$1,899.9	$1,848.5	$1,944.8	$2,018.6	$1,988.8
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	1,424.9	1,373.5	1,469.8	1,543.6	1,513.8
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	(35.6)	(85.3)	(58.3)	(33.9)	(70.2)
Fair value adjustment to Securitized debt, at carrying value	95.6	122.5	129.8	122.4	139.7

Stockholders’ Equity including fair value adjustments to Residential whole loans and Securitized debt held at carrying value (Economic book value)	$1,484.9	$1,410.7	$1,541.3	$1,632.1	$1,583.3

GAAP book value per common share	$13.98	$13.48	$14.42	$15.15	$14.87
Economic book value per common share	$14.57	$13.84	$15.12	$16.02	$15.55
Number of shares of common stock outstanding	101.9	101.9	101.9	101.9	101.8

Cautionary Note Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements that are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may,” the negative of these words or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements include information about possible or assumed future results with respect to MFA’s business, financial condition, liquidity, results of operations, plans and objectives. Among the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements that we make are: general economic developments and trends and the performance of the housing, real estate, mortgage finance, broader financial markets; inflation, increases in interest rates and changes in the market (i.e., fair) value of MFA’s residential whole loans, MBS, securitized debt and other assets, as well as changes in the value of MFA’s liabilities accounted for at fair value through earnings; the effectiveness of hedging transactions; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in its portfolio and could require MFA to reinvest the proceeds received by it as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in MFA’s portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans in MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals or whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; targeted or expected returns on our investments in recently-originated mortgage loans, the performance of which is, similar to our other mortgage loan investments, subject to, among other things, differences in prepayment risk, credit risk and financing costs associated with such investments; risks associated with the ongoing operation of Lima One Holdings, LLC (including, without limitation, unanticipated expenditures relating to or liabilities arising from its operation (including, among other things, a failure to realize management’s assumptions regarding expected growth in business purpose loan (BPL) origination volumes and credit risks underlying BPLs, including changes in the default rates and management’s assumptions regarding default rates on the BPLs originated by Lima One)); expected returns on MFA’s investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; risks associated with our investments in MSR-related assets, including servicing, regulatory and economic risks; risks associated with our investments in loan originators; risks associated with investing in real estate assets generally, including changes in business conditions and the general economy; and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that we file with the SEC. These forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account information currently available. Readers and listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.